Exhibit 10.2

FORM OF SPONSOR SUPPORT AND LOCK-UP AGREEMENT

This SPONSOR SUPPORT AND LOCKUP AGREEMENT (this “Agreement”) among (i) Blue Gold Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (“BGHL”), (ii) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“PubCo”), (iii) RCF Acquisition Corp. to be renamed as Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares (“Perception”), and Perception Capital Partners IV LLC, a Delaware limited liability company (“Sponsor”) is dated [____________], 2023.

Background

A.	BGHL, Perception, and PubCo, have entered into that certain Business Combination Agreement dated the date hereof (the “Business Combination Agreement”) under which, among other things, PubCo will purchase all of the issued and outstanding shares of BGHL and Perception will merge into a to-be-formed subsidiary of PubCo with Perception surviving the Business Combination as a subsidiary of PubCo (the “Business Combination”).

B.	As of the date of this Agreement, Sponsor is sole legal owner of such number of Perception Class A ordinary shares, par value $0.0001 set forth opposite Sponsor’s name on Schedule A (such Perception Shares, together with any Perception Shares (a) issued or otherwise distributed to Sponsor under any stock dividend or distribution, (b) resulting from any change in any of the Perception Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by Sponsor, including by exchange or conversion of any other security, or (d) as to which Sponsor acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to as the “Subject Shares”).

C.	As a condition of their willingness to enter into the Business Combination Agreement, the BGHL that Sponsor enter into this Agreement.

D.	In consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1 Definitions. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement.

1.2 Effective Date. This Agreement shall become effective on the date of the Business Combination Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor represents and warrants to Perception and BGHL, as of the date of this Agreement as follows:

2.01 Organization. Sponsor has been duly organized and is validly existing and in good standing as limited liability company under the laws of the state of Delaware and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the contemplated transactions.

2.02 Due Authorization. Sponsor has the requisite corporate power and authority to (a) execute and deliver this Agreement, and perform all obligations of it to be performed hereunder. The execution and delivery of this Agreement and the consummation of the transactions hereunder and have been duly and validly authorized and approved by the Board of Directors and/or members of Sponsor. No other company proceeding on the part of Sponsor is necessary to authorize this Agreement and the contemplated documents. This Agreement has been duly and validly executed and delivered by Sponsor, and this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.03 No Conflict. The execution and delivery of this Agreement by Sponsor and the other contemplated documents by Sponsor and the consummation of the contemplated transactions and do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the organizational documents of Sponsor;

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to Sponsor;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which Sponsor is a party or by which Sponsor may be bound, or terminate or result in the termination of any such Contract; or

(d) result in the creation of any Lien upon any of the properties or assets of Sponsor; except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the Contemplated Transactions.

2.04 Perception Securities. Sponsor is the sole legal and beneficial owner of the Subject Shares set forth opposite Sponsor’s name on Schedule A , and all such Subject Shares are owned by Sponsor free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to BGHL or its counsel or Liens under Perception’s organizational documents, or restrictions under any applicable securities laws. Sponsor does not own legally or beneficially any shares or warrants of Perception other than the Subject Shares set forth opposite Sponsor’s name on Schedule A. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the organizational documents of Perception.

2.05 Business Combination Agreement. Sponsor understands and acknowledges that Perception and BGHL are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement.

2.06 Litigation and Proceedings.

(a) There are no pending or, to the knowledge of the Sponsor, threatened, legal proceedings against the Sponsor or its properties or assets; and

(b) there is no outstanding Governmental Order imposed upon the Sponsor; nor are any properties or assets of the Sponsor or its businesses bound or subject to any Governmental Order;

3.	SUPPORT FOR BUSINESS COMBINATION

Sponsor covenants and undertakes to BGHL and Perception during the term of this Agreement as follows:

3.01 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of Perception called to seek the Perception Shareholder Approval, or at any adjournment or postponement, or in connection with any written consent of the shareholders of Perception or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement or any other Ancillary Document is sought or required, Sponsor shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Perception Shareholder Approval, or, if there are insufficient votes in favor of granting the Perception Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of Perception to a later date; and

(c) in other circumstances in which a vote, consent or approval is required or sought under the organizational documents or any contract of Perception or otherwise, in respect of any Transaction, so vote, consent, elect, or approve including with respect to the Subject Shares.

3.02 Agreement to Vote Against Other Matters. At any meeting of shareholders of Perception or at any adjournment or postponement, or in connection with any written consent of the shareholders of Perception or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Perception or any public offering of Equity Securities of Perception (in each case, other than in connection with the Business Combination Agreement, the Merger and the other Transactions);

(b) any Perception Acquisition Proposal (other than in connection with the Business Combination Agreement and the other Transactions); and

(c) any amendment of Perception’s governing documents or contracts, or other proposal or transaction involving Perception, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by BGHL or Perception of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document or change in any manner the voting rights of any class of Perception’s share capital.

3.03 Reserved.

3.04 Reserved.

3.05 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date of this Agreement and until the Closing or, if earlier, termination of this Agreement, Sponsor shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including under any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations under this Agreement;

(c) take any action that would make any representation or warranty of Sponsor untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained in this Agreement untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Perception and BGHL (or any of its directors, secretaries or authorized representatives) that Sponsor shall not request that Perception register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

3.06 No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date of this Agreement and until the termination of this Agreement, Sponsor shall not elect to cause Perception to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

3.07 No Solicitation by Sponsor. From the date of this Agreement until the Closing Date under the Business Combination Agreement or, if earlier, the termination of the Business Combination Agreement, Sponsor shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly:

(a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to a Perception Acquisition Proposal;

(b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Perception to any third party relating to a Perception Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Perception, in each case for the purpose of encouraging or facilitating a Perception Acquisition Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Perception Acquisition Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, a Perception Acquisition Proposal.

From and after the date of this Agreement, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than BGHL and its Representatives) with respect to a Perception Acquisition Proposal.

4.	POST-CLOSING LOCK-UP ARRANGEMENT

4.01 Lock-Up Provisions.

(a) Sponsor agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) the eighteen (18) month anniversary of the Closing or (y) the date after the Closing on which PubCo or its shareholders consummate a third-party tender offer, stock, sale, liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in holders of at least a majority of PubCo Common Stock having the right to exchange their equity holdings in PubCo for cash, securities or other property; (i) lend, offer, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities (as defined below), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Sponsor (I) to any Permitted Transferee (as defined below), (II) to PubCo in accordance with the requirements of the Business Combination Agreement, or (III) required by virtue of the laws of New York; provided, however, that in the of cases of clauses (I) it shall be a condition to such transfer that the transferee executes and delivers to PubCo an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Sponsor, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Sponsor. Sponsor further agrees to execute such agreements as may be reasonably requested by PubCo that are consistent with the foregoing. As used in this Agreement, the term “Restricted Securities” shall mean the shares of PubCo Common Stock received by Sponsor in connection with the Business Combination Agreement.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section, PubCo may impose stop-transfer instructions with respect to the Restricted Securities of Sponsor (and Permitted Transferees and assigns) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate or book entry evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER [5], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), AND THE ISSUER’S SECURITY HOLDER. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Sponsor shall retain all of its rights as a shareholder of PubCo with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

5.	OTHER AGREEMENTS

5.01 Termination. This Agreement shall have effect from the date first written above. This Agreement shall terminate upon the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability other than for its willful and material breach of this Agreement before such termination.

5.02 Notice. All notices, requests, claims, demands and other communications shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section:

If to BGHL, to:

4 Queen Street

Bath

BA1 1HE

United Kingdom

Attn: Andrew Cavaghan

Email: adec@bcmp.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001

Attn: Andy Tucker

E-mail: andy.tucker@nelsonmullins.com

If to the Perception, to:

3109 W. 50th Street, #207

Minneapolis, MN 55410

Attn: Richard W. Gaenzle, Jr.

Email: info@perceptioncapitalpartners.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Giovanni Caruso

Email: gcaruso@loeb.com

If to the PubCo, to:

3109 W. 50th Street, #207

Minneapolis, MN 55410

Attn: Richard W. Gaenzle, Jr.

Email: info@perceptioncapitalpartners.com

If to Sponsor at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

5.03 Miscellaneous.

(a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions be consummated as originally contemplated to the fullest extent possible.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(c) This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

(d) The parties agree that irreparable damage may occur in the event any provision of this Agreement is not performed in accordance with the terms and that the parties shall be entitled to seek specific performance of the terms, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement, when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such Order.

(e) This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to its conflict of laws principles. All actions, suits or proceedings (each an “Action,” and, collectively, “Actions”), arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court) (the “Specified Courts”). Each party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 5.02. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law.

(f) EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(g) This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(i) If, and as often as, there are any changes in Perception or the Perception securities by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations shall continue with respect to the Sponsor and its securities as so changed.

[Signature pages follow]

The parties have executed this Agreement as of the date first written above.

BGHL:

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

The parties have executed this Agreement as of the date first written above.

Perception:

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

The parties have executed this Agreement as of the date first written above.

PubCo:

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

The parties have executed this Agreement as of the date first written above.

Sponsor:

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

SCHEDULE A

Name and Address of Sponsor:

Total Perception Class A Ordinary Shares:

Total Perception Class B Ordinary Shares: